Exhibit 1.9

SEMAFO Inc.

Audited Consolidated Financial Statements

December 31, 2018

Management’s Statement of Responsibility

The consolidated financial statements of SEMAFO Inc. (the “Corporation”) and all information in this report are the responsibility of management and have been approved by the Board of Directors. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, which recognize the necessity of relying on some best estimates and informed judgments. Management has prepared the financial information presented elsewhere in the financial report and has ensured that it is consistent with that in the consolidated financial statements.

The Corporation maintains appropriate systems of internal control to give reasonable assurance that assets are safeguarded from loss or misuse and financial records are properly maintained to provide reliable information for the timely and accurate preparation of consolidated financial statements.

PricewaterhouseCoopers LLP, a partnership of Chartered Professional Accountants, are appointed by the shareholders and conducted an audit on the Corporation’s consolidated financial statements. Their auditor’s report is included herein.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board of Directors carries out this responsibility principally through its Audit Committee. The Audit Committee is comprised entirely of independent directors and meets periodically with management and with the Corporation’s external auditors to discuss the results of their audit examination and to review issues related thereto. The external auditors have full access to the Audit Committee with and without the presence of management. The Audit Committee reviews the consolidated financial statements and Management’s Discussion and Analysis and recommends their approval to the Board of Directors.

Benoit Desormeaux, CPA, CA	Martin Milette, CPA, CA
President and Chief Executive Officer	Chief Financial Officer

3

Independent Auditor’s Report

Independent auditor’s report

To the Shareholders of SEMAFO Inc.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of SEMAFO Inc. and its subsidiaries (together, the Corporation) as at December 31, 2018 and 2017, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

What we have audited

The Corporation’s consolidated financial statements comprise:

●	the consolidated statements of financial position as at December 31, 2018 and 2017;

●	the consolidated statements of (loss) income for the years then ended;

●	the consolidated statements of comprehensive (loss) income for the years then ended;

●	the consolidated statements of changes in equity for the years then ended;

●	the consolidated statements of cash flows for the years then ended; and

●	the notes to the consolidated financial statements, which include a summary of significant accounting policies.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Corporation in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis and the information, other than the consolidated financial statements and our auditor’s report thereon, included in the annual report.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

4

Independent Auditor’s Report

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Corporation’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Corporation or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Corporation’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation’s internal control.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Corporation’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Corporation to cease to continue as a going concern.

●

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

●

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Corporation to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

5

Independent Auditor’s Report

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Frédéric Lepage.

Montréal, Quebec

March 5, 2019

1 CPA auditor, CA public accountancy permit No. A123475

6

Consolidated Statements of Financial Position

(Expressed in thousands of US dollars)

	As at December 31, 2018 $	As at December 31, 2017 $
Assets

Current assets
Cash and cash equivalents (note 7)	96,519	198,950
Trade and other receivables (note 8)	29,434	22,649
Income tax receivable (note 17)	6,390	3,186
Inventories (note 9)	83,211	66,409
Other current assets	5,378	4,094
	220,932	295,288
Non-current assets
Advance receivable (note 10)	2,117	2,867
Restricted cash (note 7)	25,340	23,237
Property, plant and equipment (note 11)	782,060	703,341
Intangible asset (note 10)	1,204	1,374
Other non-current financial assets (note 12)	2,622	2,256
	813,343	733,075
Total assets	1,034,275	1,028,363

Liabilities

Current liabilities
Trade payables and accrued liabilities (note 13)	63,905	72,720
Current portion of long-term debt (note 14)	60,181	310
Current portion of finance leases (note 15)	7,820	4,703
Current portion of share unit plan liabilities (note 23)	3,311	6,404
Provisions (note 16)	3,051	3,069
	138,268	87,206
Non-current liabilities
Long-term debt (note 14)	57,388	115,247
Finance leases (note 15)	20,144	19,008
Share unit plan liabilities (note 23)	2,263	3,138
Provisions (note 16)	23,561	12,258
Deferred income tax liabilities (note 17)	39,548	30,944
	142,904	180,595
Total liabilities	281,172	267,801

Equity

Shareholders of the Corporation
Share capital (note 18)	623,604	622,294
Contributed surplus	6,771	7,220
Accumulated other comprehensive (loss) income	(18,909)	2,256
Retained earnings	109,216	97,710
	720,682	729,480
Non-controlling interests (note 25)	32,421	31,082

Total equity	753,103	760,562
Total liabilities and equity	1,034,275	1,028,363

Financial commitments and contingencies (note 27)

Approved by the Board of Directors,

Gilles Masson, CPA, CA, Director	Benoit Desormeaux, CPA, CA, Director

7

Consolidated Statements of (Loss) Income

For the years ended December 31, 2018 and 2017

(Expressed in thousands of US dollars, except per share amounts)

	2018 $	2017 $

Revenue – Gold sales	296,679	258,993

Costs of operations
Mining operation expenses (note 21)	164,209	134,385
Depreciation of property, plant and equipment	103,758	94,722
General and administrative (note 22)	15,826	14,069
Corporate social responsibility expenses	1,262	1,097
Share-based compensation (note 23)	1,303	3,226

Operating income	10,321	11,494

Other expenses (income)
Finance income	(2,283)	(3,294)
Finance costs (note 24)	5,722	1,309
Foreign exchange loss (gain)	1,613	(9,528)

Income before income taxes	5,269	23,007

Income tax expense (recovery)
Current (note 17)	2,136	4,181
Deferred (note 17)	9,986	(4,737)
	12,122	(556)

Net (loss) income for the year	(6,853)	23,563

Attributable to:
Shareholders of the Corporation	(8,192)	20,036
Non-controlling interests (note 25)	1,339	3,527
	(6,853)	23,563

Earnings (loss) per share (note 26)
Basic	(0.03)	0.06
Diluted	(0.03)	0.06

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Consolidated Statements of Comprehensive (Loss) Income

For the years ended December 31, 2018 and 2017

(Expressed in thousands of US dollars)

	2018 $	2017 $

Net (loss) income for the year	(6,853)	23,563

Other comprehensive (loss) income

Item that will be reclassified to profit or loss
Changes in fair value of available-for-sale assets (net of tax of nil) (note 20)	n/a	1,161
Item that will not be reclassified to profit or loss
Changes in fair value of equity investments at FVOCI (net of tax of nil) (note 20)	(1,467)	n/a
Comprehensive (loss) income for the year, net of tax	(8,320)	24,724

Attributable to:
Shareholders of the Corporation	(9,659)	21,197
Non-controlling interests (note 25)	1,339	3,527
	(8,320)	24,724

9

Consolidated Statements of Changes in Equity

For the years ended December 31, 2018 and 2017

(Expressed in thousands of US dollars, except for per share amount)

	Attributable to shareholders of the Corporation
	Share capital
	Common shares¹	Amount	Contributed surplus	Accumulated other comprehensive (loss) income	Retained earnings	Total	Non- controlling interests	TOTAL EQUITY
	(in thousands)	$	$	$	$	$	$	$

Balance – January 1, 2017	324,840	621,902	7,357	1,095	77,674	708,028	27,555	735,583
Net income for the year	—	—	—	—	20,036	20,036	3,527	23,563

Other comprehensive income for the year

Changes in fair value of the available-for-sale assets (net of tax of nil) (note 20)	—	—	—	1,161	—	1,161	—	1,161
Comprehensive income for the year	—	—	—	1,161	20,036	21,197	3,527	24,724

Shares issued from the exercise of options (note 23)	142	392	(137)	—	—	255	—	255

Balance – December 31, 2017	324,982	622,294	7,220	2,256	97,710	729,480	31,082	760,562

Balance – December 31, 2017	324,982	622,294	7,220	2,256	97,710	729,480	31,082	760,562

Adjustment on adoption of IFRS 9 (net of tax) (note 4)	—	—	—	(19,600)	19,600	—	—	—

Balance – January 1, 2018	324,982	622,294	7,220	(17,344)	117,310	729,480	31,082	760,562
Net (loss) income for the year	—	—	—	—	(8,192)	(8,192)	1,339	(6,853)

Other comprehensive loss for the year

Changes in fair value of the equity investments at fair value through other comprehensive income (net of tax of nil) (note 20)	—	—	—	(1,467)	—	(1,467)	—	(1,467)
Comprehensive income (loss) for the year, net of tax	—	—	—	(1,467)	(8,192)	(9,659)	1,339	(8,320)

Shares issued from the exercise of options (note 23)	635	1,310	(449)	—	—	861	—	861

Reclassification of AOCI to retained earnings on the sale of equity investment	—	—	—	(98)	98	—	—	—

Balance – December 31, 2018	325,617	623,604	6,771	(18,909)	109,216	720,682	32,421	753,103

10

Consolidated Statements of Cash Flows

For the years ended December 31, 2018 and 2017

(Expressed in thousands of US dollars)

	2018	2017
	$	$
Cash flows from (used in):

Operating activities

Net (loss) income for the year	(6,853)	23,563

Adjustments for:

Depreciation of property, plant and equipment	103,758	94,722

Share-based compensation	1,303	3,226

Unrealized foreign exchange loss (gain)	1,608	(9,480)

Deferred income tax expense (recovery)	9,986	(4,737)

Other	401	(271)

	110,203	107,023

Changes in non-cash working capital items (note 28 a)	(2,279)	(30,115)

Net cash provided by operating activities	107,924	76,908

Financing activities

Drawdown of long-term debt (note 14)	—	60,000

Repayment of equipment financing (note 14)	(310)	(310)

Payments of finance leases (note 15)	(5,485)	(5,128)

Proceeds on issuance of share capital, net of expenses (note 18)	861	255

Net cash (used in) provided by financing activities	(4,934)	54,817

Investing activities

Net acquisitions of equity investments	(1,740)	—

Acquisition of property, plant and equipment (note 28 c)	(198,740)	(201,346)

Increase in restricted cash	(2,491)	(16,808)

Net cash used in investing activities	(202,971)	(218,154)

Effect of exchange rate changes on cash and cash equivalents	(2,450)	11,607

Change in cash and cash equivalents during the year	(102,431)	(74,822)

Cash and cash equivalents – Beginning of year	198,950	273,772

Cash and cash equivalents – End of year	96,519	198,950

Interest paid	9,850	6,576

Interest received	2,464	3,360

Income tax paid	5,127	12,109

Supplementary information on non-cash items (note 28 b)

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Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

1.  Incorporation and Nature of Activities of the Corporation

SEMAFO Inc. (the “Corporation”) is governed by the Business Corporations Act (Quebec) and is listed on the Toronto Stock Exchange (“TSX”) and on the NASDAQ OMX Stockholm Exchange. The Corporation’s headquarters are located at 100 Alexis-Nihon Boulevard, 7th floor, Saint-Laurent, Quebec, Canada, H4M 2P3.

The Corporation’s subsidiaries are engaged in gold mining activities including exploration, development and operations. These activities are conducted in West Africa. The Corporation operates two mines, the Boungou and Mana Mines in Burkina Faso. SEMAFO is committed to building value through responsible mining of its quality assets and leveraging its development pipeline. The Corporation’s subsidiaries have interests in mining properties. The potential for recovery of costs incurred on these properties and of related deferred charges depends on the existence of sufficient quantities of reserves, the ability to obtain and maintain all required permits, the ability to obtain appropriate financing to put these mining properties into production and the ability to realize a profitable return for the Corporation.

2.  Basis of Preparation

The Corporation’s audited consolidated financial statements (“the financial statements”) are for the group consisting of SEMAFO Inc. and its subsidiaries. These financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

The Corporation has consistently applied the accounting policies used in the preparation of its IFRS financial statements, including the comparative figures, except for the adoption of new standards as further described below. The Board of Directors approved the financial statements on March 5, 2019.

Basis of Measurement

These financial statements have been prepared on the historical cost basis, except for the revaluation of certain financial assets and financial liabilities to fair value, including equity investments.

Functional and Presentation Currency

Items included in the financial statements of each of the Corporation’s entities are measured using the currency of the primary economic environment in which the entity operates the (“ functional currency”). The financial statements are presented in US dollars, which is the Corporation and its subsidiaries’ functional currency, and all values are rounded to the nearest thousand, except where otherwise indicated.

Foreign Currency Translation of Transactions

In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each statement of financial position date, monetary assets and liabilities are translated using the period year-end foreign exchange rate. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All gains and losses on translation of these foreign currency transactions are included in the statement of (loss) income within foreign exchange gain or loss.

Consolidation

Subsidiaries

Subsidiaries are all entities (including structured entities) over which the Corporation has control. The Corporation controls an entity when the Corporation is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Corporation. They are deconsolidated from the date that control ceases.

Inter-company transactions, balances and unrealized gains on transactions between the Corporation’s subsidiaries are eliminated. Unrealized gains or losses are also eliminated. When necessary, amounts reported by subsidiaries have been adjusted to conform to the Corporation’s accounting policies.

Disposal of subsidiaries

When the Corporation ceases to have control, any retained interest in the entity is remeasured to its fair value at the date when control is lost, with the change in carrying amount recognized in profit or loss. The fair value is the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income (“OCI”) in respect of that entity are accounted for as if the Corporation had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in OCI are reclassified to profit or loss.

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Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

2.  Basis of Preparation (continued)

Segment Reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing the performance of the operating segments, has been identified as the management team, which makes strategic decisions.

Significant Subsidiaries – Ownership

	Country	December 31,	December 31,
		2018	2017

SEMAFO Boungou S.A.	Burkina Faso	90%	90%

SEMAFO Burkina Faso S.A.	Burkina Faso	90%	90%

Birimian Resources S.A.R.L.	Burkina Faso	100%	100%

Mana Minéral S.A.R.L.	Burkina Faso	100%	100%

SEMAFO (Barbados) Ltd.	Barbados	100%	100%

3.  Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash on hand, balances with banks as well as all highly liquid short-term investments with original maturities of three months or less or that can be redeemed at any time without penalties.

Inventories

Gold (doré bars and gold in circuit) is physically measured and valued at the lower of cost and net realizable value. Cost is determined using the first-in, first-out (‘‘FIFO”) method. Production costs include the cost of raw materials, direct labor, other direct costs and related mine-site overhead expenses (based on normal operating capacity), including applicable depreciation on property, plant and equipment.

Supplies, spare parts and ore in stockpiles are valued at the lower of cost and net realizable value. Cost is determined using the weighted average cost method.

Net realizable value is the estimated selling price in the normal course of business, less estimated costs of completion and applicable selling expenses.

Property, Plant and Equipment

Items of property, plant and equipment are carried at historical cost less accumulated depreciation and accumulated impairment losses. Where an item of property, plant and equipment comprises major components with different useful lives, the components are accounted for as separate items of property, plant and equipment. Cost includes expenditures that are directly attributable to the acquisition, the development and the construction of the asset. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Corporation and the cost can be measured reliably.

The carrying amount of a replaced asset is derecognized when replaced. Gains and losses on disposals of property, plant and equipment are determined by comparing the proceeds with the carrying amount of the asset.

Residual values, method of depreciation and useful lives of the assets are reviewed annually and adjusted if appropriate. Repairs and maintenance costs are charged to the statement of (loss) income during the period in which they are incurred.

Expenditures on major maintenance rebuilds or overhauls are capitalized when it is probable that the expenditure will extend the productive capacity or useful life of an asset.

i)	Property acquisition costs, deferred exploration and development costs

Costs incurred that relate to developed and undeveloped proven and probable reserves and probable non-reserve material when sufficient objective evidence exists to support a conclusion that it is probable that the non-reserve material will be produced (“probable non-reserve material”) are included in the depletable amount. The Corporation chooses to exclude from the depletable amount expected future development costs.

Depletion is the systematic allocation of the depletable amount of an asset over its useful life. The depletable amount of an asset is the cost of an asset, or other amount substituted for cost, less its residual value.

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Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment (continued)

i)	Property acquisition costs, deferred exploration and development costs (continued)

Depreciation begins when a project is put into commercial production and is calculated using the units of production method over the expected operating life of the mine based on estimated recoverable ounces of gold. Estimated recoverable ounces of gold include proven and probable reserves and non-reserve material when sufficient objective evidence exists to support a conclusion that it is probable that the non-reserve material will be produced.

Exploration costs incurred on a property in production are capitalized in property, plant and equipment and are depreciated over the underlying property estimated recoverable ounces of gold on the basis of the related area of interest.

ii)	Buildings and equipment related to mining production

Buildings and equipment related to mining production are recorded at cost and are depreciated net of residual value, using the units of production method, over the expected operating life of the mine based on estimated recoverable ounces of gold. However, if the anticipated useful life of the asset is less than the life of the mine, depreciation is based on its anticipated useful life.

iii)	Assets under construction

Assets under construction include property, plant and equipment in the course of construction or use for its own purposes. The cost comprises their purchase price and any costs directly attributable to bringing their into working condition for their intended use. Assets under construction are classified to the appropriate category of property, plant and equipment when the costs are incurred. Assets under construction are carried at cost less any recognized impairment loss and are not subject to depreciation. Depreciation of these assets commences when the assets are ready for their intended use.

iv)	Rolling stock, mining equipment, communication and computer equipment

Rolling stock, mining equipment, communication and computer equipment are recorded at acquisition cost. Depreciation is provided for using the declining balance method at a rate of 30%, with the exception of depreciation of the mining equipment, which is calculated according to the hours-of-use method based on its estimated useful life. The depreciation expense remains capitalized for mining assets not in commercial production and will be recognized in the statement of (loss) income gradually as the mining properties are put into commercial production.

v)	Assets held under finance leases

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets, or, where shorter, the term of the lease contract.

vi)	Stripping costs incurred in the production phase of a mining operation

In open pit mining operations, it is necessary to remove overburden and other waste materials to access ore from which minerals can be extracted economically. The process of mining overburden and waste materials is referred to as “stripping”. Stripping costs incurred in order to provide initial access to the ore body (referred to as “pre-production stripping”) are capitalized as mine development costs.

It may be also required to remove waste materials and to incur stripping costs during the production phase of the mine. The Corporation recognizes a stripping activity asset if all of the conditions below are met:

1)	It is probable that the future economic benefit (improved access to the component of the ore body) associated with the stripping activity will flow to the Corporation;

2)	The Corporation can identify the component of the ore body for which access has been improved; and

3)	The costs relating to the stripping activity associated with that component can be measured reliably.

The Corporation measures the stripping activity at cost based on an accumulation of costs incurred to perform the stripping activity that improves access to the identified component of ore, plus an allocation of directly attributable mine site overhead costs.

After initial recognition, the stripping activity asset is carried at cost less depreciation and impairment losses in the same way as the existing asset of which it is a part.

The stripping activity asset is depreciated over the expected useful life of the identified components of the ore body that becomes more accessible as a result of the stripping activity using the “waste to ore” ratio method.

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Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment (continued)

vii)	Exploration properties

Once the legal right to explore has been acquired, exploration and evaluation expenditures are capitalized as incurred. Exploration properties comprise mining rights and deferred exploration and evaluation expenses on properties at the exploration and evaluation stages and are recorded at acquisition cost.

Exploration expenditures typically include costs associated with prospecting, sampling, trenching, drilling and other work involved in searching for ore like topographical, geological, geochemical and geophysical studies.

Mining rights, deferred exploration and evaluation expenses, and options to acquire undivided interests in mining rights are amortized only when these properties are put into production.

Proceeds on the sale of exploration properties are applied to reduce the related carrying costs; any excess is reflected as a gain in the statement of (loss) income. Losses on partial sales are recognized and reflected in the statement of (loss) income.

Once the technical feasibility and commercial viability of the extraction of resources from a particular mineral property have been determined, which are assessed based on a combination of factors such as, among other things, the securing of financing and the obtaining of mining conventions and other permits, exploration and evaluation assets are tested for impairment and retransferred to mineral properties under development within property, plant and equipment.

viii)	Mineral properties under development

Mineral properties under development are the costs incurred subsequent to the establishment of the technical feasibility and commercial viability of the extraction of resources from a particular mineral property.

Capitalized costs, including mineral property acquisition costs and certain mine development and construction costs, are not depreciated until the related mining property has reached a level of operating capacity pre-determined by management, often referred to “as commercial production”.

The date of transition from construction to commercial production accounting is based on both qualitative and quantitative criteria such as substantial physical project completion, sustained level of mining, sustained level of processing activity, and passage of a reasonable period of time. Upon completion of mine construction activities (based on the determination of commercial production), costs are removed from mineral properties under development assets and incorporated into the appropriate categories of property, plant and equipment and supplies inventories.

Impairment of Non-Financial Assets

The Corporation’s non-financial assets, such as property, plant and equipment and exploration properties are reviewed for an indication of impairment at each statement of financial position date and upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable. If indication of impairment exists, the asset’s recoverable amount is estimated. An impairment loss is recognized when the carrying amount of an asset, or its cash-generating unit (“CGU”), exceeds its recoverable amount.

The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected cash flows of the relevant assets or CGUs). A CGU is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. These are typically the individual mines. The exploration and evaluation assets located in the same area of interest of an operating mine are grouped with the existing CGUs for the purpose of the impairment test. Impairment losses are recognized in the statement of (loss) income for the year in which they occur.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

An impairment loss is reversed if there is an indication that there has been a change in the estimates used to determine the recoverable amount. However, the impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation, if no impairment loss had been recognized.

15

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Revenue – Gold Sales

The Corporation sells gold to a refiner. Sales are recognized when control of the gold has been transferred to the refiner, being when the gold leaves the Corporation’s warehouse (gold room). Thus, the performance obligations are satisfied at a point in time, when gold leaves the gold room. At that time, the Corporation has physically transferred the gold product and the Corporation has transferred the significant risks (e.g. loss and shipping risks) and rewards relating to the gold to the refiner.

Revenue from the sale of gold is recognized based on the London FIX price. A receivable is recognized when the gold leaves the gold room. No element of financing is deemed present as payment is generally made 15 days after the gold has left the gold room.

Financial Instruments

Classification

From January 1, 2018, the Corporation classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value (either through OCI’), or through profit or loss), and
•	those to be measured at amortized cost.

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows.

For assets measured at fair value, gains and losses will either be recorded in profit or loss or OCI. For investments in equity instruments that are not held for trading, this will depend on whether the Corporation has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income (‘‘FVOCI’’).

The Corporation reclassifies debt investments when and only when its business model for managing those assets changes.

Measurement

At initial recognition, the Corporation measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (‘‘FVPL’’), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

i) Debt instruments

Subsequent measurement of debt instruments depends on the Corporation’s business model for managing the asset and the cash flow characteristics of the asset. There is one measurement category into which the Corporation classifies its debt instruments:

•	Amortized cost:

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses), together with foreign exchange gains and losses. Impairment losses are presented as a separate line item in the statement of (loss) income.

ii) Equity instruments

The Corporation subsequently measures all equity investments at fair value. Where the Corporation’s management has elected to present fair value gains and losses on equity investments in OCI, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment, but instead there is a reclassification within equity from the accumulated OCI to retained earnings. Dividends from such investments continue to be recognized in profit or loss as other income when the Corporation’s right to receive payments is established.

Changes in the fair value of financial assets at FVPL are recognized in other gains/(losses) in the statement of (loss) income as applicable.

16

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Financial Instruments (continued)

Impairment

The Corporation assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk.

For trade receivables, the Corporation applies the simplified approach permitted by IFRS 9 Financial Instruments, which requires expected lifetime losses to be recognized from initial recognition of the receivables. The Corporation determines that there is no significant increase in credit risk for instruments that have a low credit risk.

Transaction Costs

Transaction costs related to financial assets at FVPL are recognized as expenses as incurred. Transaction costs related to financial assets at amortized cost and at FVOCI are added to the carrying value of the asset, and transaction costs related to financial liabilities at amortized cost are netted against the carrying value of the liability. They are then recognized over the expected life of the instrument using the effective interest method.

Transaction costs include fees and commissions paid to agents, advisers, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

Provisions

Provisions for environmental restoration, legal claims and executive compensation are recognized when the Corporation has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation as per management’s best estimate using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as a finance cost.

At each reporting date, the liability is increased to reflect the interest element or accretion reflected in its initial measurement, and will be adjusted for changes in the estimate of the amount, timing, change in discount rate and cost of the work to be carried out.

Provisions for asset retirement obligations represent the legal and constructive obligations associated with the eventual closure of the Corporation’s property, plant and equipment. These obligations consist of costs associated with the reclamation and monitoring of activities and the removal of tangible assets.

Income Taxes

Tax expense for the year comprises current and deferred tax. Tax is recognized in the statement of (loss) income, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, tax is also recognized in OCI or directly in equity, respectively.

i)	Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute these amounts are those that are enacted or substantively enacted by the date of the statement of financial position.

Current tax assets and current tax liabilities are offset if, and only if, the taxable entity has a legally enforceable right to set off the recognized amounts, and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

17

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Income Taxes (continued)

i)	Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the date of the statement of financial position between the tax bases of assets and liabilities and their carrying amounts in the financial statements. Deferred income tax assets and liabilities are recognized for all temporary differences, except:

•

where the deferred income tax asset or liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.

Deferred income tax assets and deferred income tax liabilities are offset if, and only if, a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend to either settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

A translation gain or loss may arise for deferred income tax purposes where the local tax currency is not the same as the functional currency for certain non-monetary items. A deferred tax asset or liability is recognized on the difference between the carrying amount for accounting purposes (which reflects the historical cost in the entity’s functional currency) and the underlying tax basis (which reflects the current local tax cost, translated into the functional currency using the current foreign exchange rate). The translation gain or loss is recorded as deferred income tax in the statements of income.

Share-Based Compensation

The Corporation has four distinct share-based mechanisms for employees, directors, officers and consultants.

i)	Options

The Corporation accounts for its share-based compensation options plans using the fair value method. This method consists of recording expenses to income over the vesting period of the options granted and the counterpart is accounted for in contributed surplus on the statement of financial position. The fair value is calculated based on the Black-Scholes option-pricing model. When share options are exercised, any consideration paid, net of directly related transactional costs, is credited to share capital.

At the end of each reporting period, the Corporation revises its estimates of the number of options that are expected to vest. The Corporation recognizes the impact of the revision on the original estimates, if any, in the consolidated statement of (loss) income, with a corresponding adjustment to equity.

ii)	Restricted Share Units (“RSUs”)

The RSU Plan is a non-dilutive long-term incentive plan. RSUs may be granted to employees, directors, officers and consultants as part of their long-term compensation package entitling them to receive payout in cash based on the Corporation’s share price at the relevant time. For each RSU granted, the corresponding liability is recorded at fair value and equals the average closing price of the Corporation’s shares in the last five trading days prior to the end of the reporting period prorated over the vesting period according to the estimation made by management of the number of RSUs that will eventually vest.

As these RSUs will be settled in cash, the expense and liability are adjusted at each reporting period for changes in the underlying share price and the revision of the estimate made by management of the number of RSUs that will eventually vest. Variations are recognized in the statement of (loss) income in the period in which they are incurred.

18

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

3. Summary of Significant Accounting Policies (continued)

Share-Based Compensation (continued)

iii)	Deferred Share Units (“DSUs”)

The DSU Plan is a non-dilutive long-term incentive plan in which employees, including senior management, directors and any other person designated by the Corporation, can participate. DSUs vest immediately at the grant date and are payable in cash. Pursuant to the DSU Plan, after the participant ceases to sit on the Board or be employed or retained by the Corporation, a redemption date is proposed by the participant within the terms of the DSU Plan (‘‘Redemption Date’’). The redemption value of each DSU held by the participant is determined by multiplying the number of DSUs credited to this participant by the average closing prices of the Corporation’s common shares in the last five trading days prior to the Redemption Date.

As these DSUs will be settled in cash, the expense and liability are adjusted at each reporting period for changes in the underlying share price. Variations are recognized in the statement of (loss) income in the period in which they are incurred. DSU liability is classified in current liabilities as DSUs are payable at any time at the Redemption Date.

iv)	Performance Share Units (“PSUs”)

The PSUs are granted under the RSU Plan. PSUs can be granted to employees, directors, officers and consultants as part of their long-term compensation package, entitling them to receive payout in cash if the vesting conditions are met. For each PSU granted, the corresponding liability is recorded at fair value which is calculated based on a Monte Carlo simulation model. The value of the payout is determined by multiplying the number of PSUs vested at the end of the performance cycle by the average closing price of the Corporation’s shares in the last five trading days prior to the end of said performance cycle and is adjusted by a performance payout multiplier between 0% and 150%.

As these PSUs will be settled in cash, and the expense and liability are adjusted at each reporting period for changes in the underlying share price and in weighted average payout based on the Monte Carlo simulation model. Variations are recognized in the statement of (loss) income in the period in which they are incurred.

Dividends

Dividends on common shares are recognized in the Corporation’s financial statements in the period in which the dividends are approved by the Board of Directors.

Non-Controlling Interests

Non-controlling interests represent equity interests in subsidiaries owned by outside parties. The share of net assets of subsidiaries attributable to non-controlling interests is presented as a component of equity. Their share of net income and OCI is recognized directly in equity even if the results of the non-controlling interests have a deficit balance.

The Corporation treats transactions with non-controlling interests as equity transactions. Changes in the Corporation’s ownership interest in subsidiaries that do not result in loss of control are accounted for as equity transactions.

Earnings Per Share

Basic earnings per share are calculated by dividing the net income (loss) for the year attributable to shareholders of the Corporation by the weighted average number of common shares outstanding during the year.

Diluted earnings per share are calculated by adjusting the weighted average number of common shares outstanding for dilutive instruments. The number of shares included with respect to options and similar instruments is computed using the treasury stock method. The Corporation’s potentially dilutive common shares comprise share options.

Borrowing Costs

Borrowing costs attributable to the acquisition, development or construction of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use. Interests on long-term debt and finance lease are capitalized in mineral properties under development until the related mining property has reached commercial production.

Lease

Leases in which the Corporation assumes substantially all risks and rewards of ownership are classified as finance leases. Assets held under finance leases are recognized as property, plant and equipment at the lower of the fair value and the present value of minimum lease payments at inception of the lease. All other leases are classified as operating leases. Operating lease payments are recognized as an operating cost in profit or loss on a straight-line basis over the lease term.

19

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

4. New Accounting Standards Issued and in Effect

IFRS 9, Financial Instruments (“IFRS 9”)

On January 1, 2018, the Corporation adopted IFRS 9, Financial Instruments. IFRS 9 introduces new requirement for classification and measurement, impairment and hedge accounting. IFRS 9 substantially completes the International Accounting Standards Board’s (‘‘IASB’’) project to replace IAS 39, Financial Instruments: Recognition and Measurement (‘‘IAS 39’’) and related interpretations.

This standard replaces the current multiple classification and measurement models for financial assets and liabilities with a single model that has only three classification categories: amortized cost, FVOCI and FVPL. The basis of classification depends on the entity’s business model and the contractual cash flows characteristics of the financial asset or finance liability. The standard introduces a new, expected-loss impairment model that will require more timely recognition of expected credit losses. Specifically, the new standard requires entities to account for expected credit losses from when financial instruments are first recognized and it lowers the threshold for recognition of full lifetime expected losses.

The Corporation has applied retrospectively IFRS 9 and has elected to not restate the information for the comparative period. The Corporation has reviewed its financial assets and liabilities and has determined the following impact from the adoption of the new standard on January 1, 2018:

•    The Corporation has reclassified its financial instruments into the new three categories: amortized cost, FVOCI and FVPL.

•    The Corporation has elected to present in OCI changes in value of all equity investments previously classified as available-for-sale assets. The Corporation believes that this classification better reflects the principal nature of the investments. As a result, on January 1, 2018, the Corporation classified its equity investments of $2,256,000 as financial assets at FVOCI and hence there is no change to the measurements for these assets. However, gains or losses realized on the sale of financial assets at FVOCI is no longer to be transferred to profit or loss on sale, but instead reclassified within equity from the accumulated other comprehensive income to retained earnings.

In addition, the impact of the transition to IFRS 9 is the reintroduction, in AOCL, of impairment losses on investments in equity instruments that were previously recorded in profit or loss. Therefore, on January 1, 2018, the Corporation reclassified a previous impairment loss of $19,600,000 on investments in equity instruments from retained earnings to AOCL.

•    Modifications/amendments of long-term debt. Under IAS 39, when there is a modification or an exchange of a financial liability, it must be determined whether that modification results in the financial liability being derecognized. When there is no derecognition, IAS 39, allowed the difference between the carrying value of the original debt and discounted present value of the cash flows under the new terms to be recognized prospectively over the remaining life of the long-term debt. IFRS 9 changes the accounting for modifications of financial liabilities. That is, when a financial liability measured at amortized cost is modified without this resulting in derecognition, a gain or loss should be recognized in profit or loss. The gain or loss is calculated as the difference between the original contractual cash flows and the modified cash flows discounted at the original effective interest rate. The Corporation determined that the impact of the new accounting for prior periods debt modifications or amendments is not significant on the transition date and therefore there was no impact upon the adoption of IFRS 9 on January 1, 2018.

The impact of the adoption of IFRS 9 on the statement of financial position as at January 1, 2018 is as follows:

	December 31,	IFRS 9 adjustments	January 1,

	2017		2018
	$	$	$
Accumulated other comprehensive (loss) income	2,256	(19,600)	(17,344)
Retained earnings	97,710	19,600	117,310

IFRS 15, Revenue from Contracts with Customers (“IFRS 15”)

On January 1, 2018, the Corporation adopted IFRS 15, Revenue from Contracts with Customers. IFRS 15 replaces all previous revenue recognition standards, including IAS 18, Revenue, and related interpretations. The standard sets out the requirements for recognizing revenue. Specifically, the new standard introduces a comprehensive framework with the general principle being that an entity recognizes revenue to depict the transfer of promised goods and services in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard introduces more prescriptive guidance than was included in previous standards and may result in changes to the timing of revenue recognition for certain types of revenues. The standard results in enhanced disclosures about revenue that results in an entity providing comprehensive information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts with customers. The Corporation has adopted IFRS 15 by using the full retrospective method and has determined that there was no impact on its financial statements on January 1, 2017, December 31, 2017 and for the year then ended.

20

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

4. New Accounting Standards Issued and in Effect (continued)

Amendments to IFRS 2, Share-Based Payment (“IFRS 2”)

On January 1, 2018, the Corporation adopted amendments to IFRS 2, clarifying how to account for certain types of share-based payment transactions.

The amendments provide requirements on the accounting for:

a)	the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments;
b)	share-based payment transactions with a net settlement feature for withholding tax obligations; and
c)	a modification to the terms and conditions of a share-based payment that changes the classification of the transaction from cash-settled to equity-settled.

The Corporation has determined that there was no impact on its financial statements upon the adoption of the amendments to IFRS 2.

IFRIC Interpretation 22, Foreign Currency Transactions and Advance Consideration (‘’IFRIC 22’’)

IFRIC 22 clarifies that: i) the date of the transaction, for the purpose of determining the exchange rate, is the date of initial recognition of the non-monetary prepayment asset and deferred income liability; and ii) if there are multiple payments or receipt in advance, a date of transaction is established for each payment or receipt.

The Corporation decided to apply IFRIC 22 prospectively on January 1, 2018 with no restatement of comparative information.

5. New Accounting Standards Issued but not yet in Effect

IFRS 16, Leases (“IFRS 16”)

In January 2016, the IASB issued IFRS 16, which establishes the principles that an entity should use to determine the recognition, measurement, presentation and disclosure of leases for both parties to a contract, i.e. the customer (“lessee”) and the supplier (“lessor”). IFRS 16 replaces the previous leases standard, IAS 17, Leases, and related Interpretations. IFRS 16 is effective from January 1, 2019.

The most significant change of adopting IFRS 16 will be the recognition of right-of-use assets and lease liabilities for existing operating leases under IAS 17.

The standard allows for either full retrospective adoption or cumulative catch-up adoption. The Corporation has selected the cumulative catch-up approach, which requires the recognition of the cumulative effect of initially applying IFRS 16, as of January 1, 2019, with any effect recorded to the retained earnings and no restatement of prior years. Since the Corporation will recognize the right-of-use assets at the amount equal to the lease liabilities less any lease accruals, there will be no impact on the retained earnings upon the adoption. For leases previously classified as finance leases under IAS 17, the right-of-use asset and the lease liability as of January 1, 2019 will be the carrying amount of the lease asset and lease liability immediately before that date measured applying IAS 17.

Based on its best estimates, management expects the adoption of IFRS 16 will result in the recognition of additional right-of-use assets and lease liabilities for operating leases in the amount of approximately between $7,400,000 to $8,400,000 as at January 1, 2019.

IFRIC 23, Uncertainty over Income Tax Treatments (‘’IFRIC 23’’)

The interpretation clarifies application of recognition and measurement requirements in IAS 12 Income Taxes when there is uncertainty over income tax treatments. The interpretation specifically addresses the following:

a)	Whether an entity considers uncertain tax treatments separately;
b)	The assumptions an entity makes about the examination of tax treatments by taxation authorities;
c)	How an entity determines taxable profit (tax loss), tax bases, unused tax losses, unused tax credits and tax rates;
d)	How an entity considers changes in facts and circumstances.

IFRIC 23 is applicable for annual periods beginning on or after January 1, 2019. The Corporation does not expect any impact on its financial statements upon the adoption of IFRIC 23 on its financial statements.

IAS 23, Borrowing Costs (‘’IAS 23’’)

In December 2017, the IASB issued amendments to IAS 23. The amendments to IAS 23 clarify which borrowing costs are eligible for capitalization in particular circumstances.

IAS 23 is applicable for annual periods beginning on or after January 1, 2019. The Corporation does not expect any impact on its financial statements upon the adoption of the amendments to IAS 23.

21

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

6. Critical Accounting Estimates and Judgments

The preparation of the Corporation’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The estimates and assumptions that have a significant risk of causing material adjustments to the Corporation’s financial statements are addressed below.

Mineral Reserves

The estimation of mineral reserves is a complex process involving variables of very uncertain natures and requiring important and advisable decisions. This process involves variables such as geological data on the structure of each pit, production cost estimates and future gold prices. The mineral reserve estimates are calculated by qualified persons in accordance with the definitions and guidelines adopted by the Canadian Institute of Mining, Metallurgy and Petroleum.

Mineral reserve estimation may vary as a result of changes in the price of gold, production costs, and with additional knowledge of the ore deposits and mining conditions.

The reserve estimates may have a great impact on the information contained in the financial statements. A number of accounting estimates, as described below, are formulated from the reserve estimates.

Impairment of Non-Financial Assets

Assets are reviewed for an indication of impairment at each consolidated statement of financial position date upon the occurrence of events or changes in circumstances indicating that the carrying value of the assets may not be recoverable and when criteria of assets held for sale are met. This determination requires significant judgment. Factors that could trigger an impairment review include, but are not limited to, significant negative industry or economic trends including the price of gold, and current, historical or projected losses that demonstrate continuing losses, decrease in market capitalization and deferral of capital investments.

The Corporation’s recoverable amount measurement with respect to the carrying amount of non-financial assets is based on numerous assumptions and may differ significantly from actual recoverable amount.

The recoverable amount is based, in part, on certain factors that may be partially or totally outside of the Corporation’s control. This evaluation involves a comparison of the estimated recoverable amount of non-financial assets to its carrying values. The Corporation’s recoverable amount estimates are based on numerous assumptions such as, but not limited to, estimated realized gold prices, operating costs, gold recovery, mineral reserves and resources, capital and site restoration expenditures, potential offers of the mine for sale and estimated future foreign exchange rates, and may differ from actual values. These differences may be significant and could have a material impact on the Corporation’s financial position and results of operation. Mineral reserve and resource estimates are the most important variable in the Corporation’s recoverable amount estimates. A decrease in the reserves or resources may result in an impairment charge, which could reduce the Corporation’s income.

Management’s estimates of future cash flows are subject to risk and uncertainties. Therefore, it is reasonably possible that changes could occur with evolving economic conditions, which may affect recoverability of the Corporation’s non-financial assets.

For the Corporation’s projects that are still in the exploration and evaluation stage, factors which could trigger an impairment review include, but are not limited to, an expiry of the right to explore in the specific area during the period or will expire in the near future, and is not expected to be renewed; substantive exploration and evaluation expenditures in a specific area is neither budgeted nor planned; exploration for and evaluation of mineral resources in a specific area have not led to the discovery of commercially viable quantities of mineral resources and the Corporation has decided to discontinue such activities in the specific area; sufficient data exists to indicate that, although a development in a specific area is likely to proceed, the carrying amount of the assets is unlikely to be recovered in full from successful development or by sale; significant negative industry or economic trends; interruptions in exploration and evaluation activities; and a significant drop in current or forecasted gold prices.

Depreciation of Property, Plant and Equipment

A large portion of the property, plant and equipment is depreciated using the units of production method over the expected operating life of the mine based on estimated recoverable ounces of gold, which are the prime determinants of the life of a mine. Estimated recoverable ounces of gold include proven and probable reserves and non-reserve material when sufficient objective evidence exists that it is probable the non-reserve material will be produced. Changes in the estimated mineral reserves will result in changes to the depreciation charges over the remaining life of the operation. A decrease in the mineral reserves would increase depreciation expense, and this could have a material impact on the operating results. The amortization base is updated as needed based on the new mineral estimates.

22

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

6.  Critical Accounting Estimates and Judgments (continued)

Asset Retirement Obligations

Asset retirement obligations arise from the development, construction and normal operation of mining property, plant and equipment as mining activities are subject to various laws and regulations governing the protection of the environment. In general, these laws and regulations are continually changing and expenditures have been made, and will be made in the future, to comply with such changing laws and regulations.

The estimated present value of reclamation liabilities is recorded in the period in which they are incurred. A corresponding increase to the carrying amount of the related asset is recorded and depreciated over the life of the asset. The liability will be increased each period to reflect the interest element or accretion reflected in its initial measurement at fair value, and will also be adjusted for changes in the estimate of the amount, in timing, in discount rate and in cost of the work to be carried out.

Future remediation costs are accrued based on management’s best estimate at the end of each period of the undiscounted cash costs expected to be incurred at each site. Accounting for reclamation and remediation obligations requires management to make estimates of the future costs that will be incurred to complete the reclamation and remediation work required to comply with existing laws and regulations at each mining operation. The estimates are dependent on labor costs, known environmental impacts, the effectiveness of remedial and restoration measures, inflation rates and pre-tax interest rates that reflect current market assessment for the time value of money and the risks specific to the obligation. Management also estimates the timing of the outlays, which is subject to change depending on continued operations and newly discovered mineral reserves.

Actual costs incurred may differ from those estimated amounts. Also, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required to be performed by the Corporation. Increases in future costs could materially impact the operating results. Asset retirement obligations studies were completed in 2016 and 2017. The financial impact of the studies is described in note 16.

Income Taxes

The Corporation is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain. The Corporation recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made.

Periodically, judgment is required in determining whether deferred tax assets are recognized on the statement of financial position. Deferred tax assets, including those arising from unused tax losses, require management to assess the probability that the Corporation will generate taxable profits in future periods, in order to utilize deferred tax assets. Once the evaluation is completed, if the Corporation believes that it is probable that some portion of deferred tax assets will fail to be realized, deferred tax asset is derecognized. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Corporation to realize the net deferred tax assets recorded at the reporting date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which the Corporation operates could limit its ability to obtain tax deductions in future periods.

Management’s judgment is required in determining whether a deferred tax liability is recognized on temporary differences arising on investments in subsidiaries. Judgment is necessary in asserting management’s intentions about the reinvestment of undistributed profit in the foreseeable future. Estimates on reinvestments are based on forecasts and on estimates of financial requirements of both the Corporation and its subsidiaries. To the extent that future results and financial requirements differ significantly from estimates, the deferred tax liability provided on temporary differences arising from investments in subsidiaries recorded at the reporting date could be impacted.

Uncertain Tax Positions

The estimates relating to the different tax assessments received from the Government of Burkina Faso necessarily involve a degree of estimation and judgment with regard to certain items whose tax treatment cannot be finally determined until a resolution of an opposition process has been reached with the relevant taxation authority or, as appropriate, through a formal legal process.

The inherent uncertainty regarding the outcome of these items means that eventual resolution could differ from the accounting estimates and therefore impact the Corporation’s financial position, results of operations and cash flows. The financial impact of the estimate is reported in note 16.

23

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

6.  Critical Accounting Estimates and Judgments (continued)

Measurement of Financial Instruments

The fair value of financial instruments that are not traded on an active market is determined by using valuation techniques. The Corporation uses its judgment in assessing whether a market is considered active as per its policies. The Corporation also uses its judgment to select a variety of methods and makes assumptions that are mainly based on market conditions existing at the end of each reporting period. The Corporation has used the market approach valuation technique for financial assets at FVOCI that are not traded on an active market.

Leases

The most significant estimate in the assessment of leases classification lies in the Corporation’s calculation of the fair value of the minimum lease payments on an asset-by-asset basis and its comparison to the fair value of the assets at the inception of the lease to conclude whether all the risks and rewards incidental to ownership of the leased items were transferred to the Corporation as a lessee.

Commercial Production

Prior to reaching pre-determined levels of operating capacity intended by management, costs incurred are capitalized as part of ‘‘mineral properties under development’’ within property, plant and equipment, and proceeds from sales are offset against capitalized costs. Depletion of capitalized costs for mining properties begins when pre-determined levels of operating capacity intended by management have been reached. Management considers several factors in determining when a mining property has reached levels of operating capacity intended by management, including:

•	when the mine is substantially complete and ready for its intended use;
•	the ability to sustain ongoing production at a steady or increasing level;
•	the mine has reached a level of 75% of design capacity of 4,000 tonnes per day over a 30-day period, and;
•	mineral recoveries are at 93% or near the expected production level.

Commercial production will be declared on the first day of the calendar month following achievement of the above milestones. Once in commercial production, the capitalization of certain mine development and construction costs cease. Subsequent costs are either regarded as forming part of the cost of inventory or expensed. However, any costs relating to mining asset additions or improvements or mineable reserve development are assessed to determine whether capitalization is appropriate.

As at September 1, 2018, commercial production was declared for the Boungou project.

7.  Cash

	As at December 31,	As at December 31,
	2018	2017
Cash and cash equivalents	$	$
Cash	70,803	78,849
Cash equivalents (a)	25,716	120,101
Total cash and cash equivalents	96,519	198,950

Restricted cash
Deposit account in relation with the Credit Facility with Macquarie (note 14)	15,000	15,000
Funds held in trust for asset retirement obligations	9,639	7,256
Other	701	981
Total restricted cash	25,340	23,237
Total cash and cash equivalents and restricted cash	121,859	222,187

(a) Despite some bank deposits having an original investment period of over 90 days, they are deemed highly liquid- cash equivalent items, as they can be redeemed at any time without penalties.

24

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

8. Trade and Other Receivables

	As at December 31,	As at December 31,
	2018	2017
	$	$
Gold trade receivables	92	560
Other receivables	28,489	21,196
Current portion of the advance receivable (note 10)	853	893
	29,434	22,649

Gold trade receivables relate to gold shipments not yet collected. They are non-interest bearing and are generally settled within 15 days.

Other receivables include VAT receivables totaling $27,381,000 as at December 31, 2018 (December 31, 2017: $20,178,000). They are non-interest bearing and are generally settled within 12 months.

For the year ended December 31, 2018, no provision expense was recorded on VAT receivables (2017: nil).

The Corporation holds no collateral for any receivable amounts outstanding as at December 31, 2018 (December 31, 2017: nil).

9. Inventories

	As at December 31,	As at December 31,
	2018	2017
	$	$
Doré bars	3,141	—
Gold in circuit	15,604	13,775
Stockpiles	12,176	11,114
Supplies and spare parts	52,290	41,520
	83,211	66,409

Following the declaration of commercial production at the Boungou Mine as at September 1, 2018, the “mineral properties under development’’ within property, plant and equipment were reclassified into the appropriate asset categories. As a result, an amount of $12,322,000 was reclassified from “mineral properties under development’’ to inventories as at September 1, 2018.

The cost of inventories that was charged to expenses represents mostly mining operation expenses and essentially all of the depreciation of property, plant and equipment.

For the year ended December 31, 2018, mainly in relation to spare parts, a net provision expense amounting to $1,364,000 was recorded (2017: $2,398,000).

25

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

10. Advance Receivable and Intangible Asset

On October 1, 2011, the Corporation entered into an agreement with National Electricity Company (‘’Sonabel’’), in Burkina Faso, pursuant to which the Corporation advanced an amount for the construction of a high-voltage transmission line to deliver power to the Mana Mine. Reimbursements to the Corporation by Sonabel began at the end of the first quarter of 2016 and should continue over a seven-year period in accordance with the agreement.

The advance is non-interest bearing and is measured at amortized cost using the effective interest rate method, which has been determined using a weighted average discount rate of 7%. The intangible asset represents the difference between the amount paid to Sonabel and the advance receivable recorded at the date of transaction. This intangible asset represents the right to obtain future benefits from the future supply of energy and is amortized over the useful life of the mine. The depreciation is recognized in the consolidated statement of (loss) income and classified within “depreciation of property, plant and equipment”.

	Advance receivable	Intangible asset	Total
	$	$	$
As at January 1, 2017	3,847	1,595	5,442

Variation due to exchange rate, interest revenue and amortization	755	(221)	534

Reimbursements	(842)	—	(842)

As at December 31, 2017	3,760	1,374	5,134
Variation due to exchange rate, interest revenue and amortization	88	(170)	(82)

Reimbursements	(878)	—	(878)

As at December 31, 2018	2,970	1,204	4,174

Current portion classified in “trade and other receivables”	(853)	—	(853)

Non-current portion	2,117	1,204	3,321

As at December 31, 2018, the advance receivable amounted to $2,970,000 (1,702,623,000 FCFA) and the intangible asset amounted to $1,204,000. The undiscounted value of the advance receivable was $3,415,000 (1,957,031,000 FCFA).

As at December 31, 2017, the advance receivable amounted to $3,760,000 (2,059,041,000 FCFA) and the intangible asset amounted to $1,374,000. The undiscounted value of the advance receivable was $4,468,000 (2,446,289,000 FCFA).

26

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

11. Property, Plant and Equipment

	Property, acquisition costs, deferred exploration and development costs	Exploration and evaluation assets (ii)	Mineral properties under develop- ment (iii)	Buildings and equipment related to mining production	Mining equipment	Rolling stock, communi— cation and computer equipment	TOTAL
	$	$	$	$	$	$	$
Year ended December 31, 2018

Opening net carrying amount	173,403	31,298	341,787	93,068	60,443	3,342	703,341

Additions	72,393	10,790	96,958	6,921	7,183	2,132	196,377

Underground development (iv)	—	—	10,785	—	—	—	10,785

Retirement of assets (v)	(123)	—	—	(292)	(784)	—	(1,199)

Depreciation charge	(76,491)	—	—	(19,394)	(17,603)	(1,434)	(114,922)

Reclassification	250,781	—	(438,745)	169,924	—	5,718	(12,322)

Closing net carrying amount	419,963	42,088	10,785	250,227	49,239	9,758	782,060

As at December 31, 2018

Cost	706,206	42,088	10,785	377,630	118,869	20,107	1,275,685

Accumulated depreciation	(286,243)	—	—	(127,403)	(69,630)	(10,349)	(493,625)

Net book amount	419,963	42,088	10,785	250,227	49,239	9,758	782,060

Assets not subject to depreciation included in above (i)	20	42,088	10,785	3,495	3,547	116	60,051

Year ended December 31, 2017

Opening net carrying amount	184,155	27,207	179,051	102,751	40,110	2,963	536,237

Additions	61,851	4,091	162,736	5,233	36,395	1,153	271,459

Retirement of assets	—	—	—	(588)	(25)	—	(613)

Depreciation charge	(72,603)	—	—	(14,328)	(16,037)	(774)	(103,742)

Closing net carrying amount	173,403	31,298	341,787	93,068	60,443	3,342	703,341

As at December 31, 2017

Cost	501,724	31,298	341,787	201,947	118,849	12,257	1,207,862

Accumulated depreciation	(328,321)	—	—	(108,879)	(58,406)	(8,915)	(504,521)

Net book amount	173,403	31,298	341,787	93,068	60,443	3,342	703,341

Assets not subject to depreciation included in above (i)	—	31,298	341,787	2,234	9,025	240	384,584

(i)

Assets not subject to depreciation include capital spare parts not yet installed of $5,171,000 (December 31, 2017: $9,464,000) as well as assets under construction, in transit or exploration and evaluation assets of $54,880,000 (December 31, 2017: $375,120,000).

(ii)

Exploration and evaluation assets mainly comprise farm-in agreements, mining rights and exploration and evaluation expenditures which typically include costs associated with prospecting, sampling, trenching, drilling and other work involved in searching for ore such as topographical, geological, geochemical and geophysical studies.

27

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

11. Property, Plant and Equipment (continued)

(iii) Boungou project

In 2015, the Corporation completed the acquisition of all Orbis Gold Limited shares and as a result, it acquired the Boungou gold project. On February 25, 2016, the Corporation announced the results of the feasibility study of the Boungou project. On March 29, 2016, the Corporation amended its credit facility with Macquarie Bank Limited (“Macquarie”) in order to secure sufficient financial resources to bring Boungou into production. On December 22, 2016, the Council of Ministers of Burkina Faso approved the award of the Boungou mining permit. Upon the formal award of the mining decree, the Government of Burkina Faso is entitled to a 10% interest in the project therefore reducing the Corporation’s interest to 90%.

On December 22, 2016, management determined that the technical feasibility and commercial viability of the Boungou project had been established.

As at September 1, 2018, the commercial production had been achieved at the Boungou Mine. As a result, the capitalization of pre-commercial costs ceased effective September 1, 2018, including borrowing costs. The Corporation reclassified amounts from ‘‘mineral properties under development’’ to appropriate property plant and equipment categories and to Inventories of $12,322,000.

Prior to commercial production being reached, the amount of borrowing costs capitalized for the year ended December 31, 2018 was $7,930,000 (2017: $8,492,000). Borrowing costs consisted of interest expense and amortization of deferred transaction costs on the credit facility with Macquarie (note 14) and finance costs related to the finance lease (note 15). Gold sales resulting from pre-production activities are offset against capitalized costs and amounted to $14,994,000.

(iv) Siou underground development

In February 2018, the Corporation completed a Mana pre-feasibility study (‘‘PFS’’) that includes the underground mine at Siou. In September 2018, the Corporation began the 18-month Siou underground development. As a result, the development costs are capitalized as ‘’mineral properties under development’’ and amounts capitalized will be carried at cost until the project has reached production. During the development period, the amount of borrowing costs capitalized for the year ended December 31, 2018 was $310,000 (2017: $nil). Borrowing costs consisted of interest expense and amortization of deferred transaction costs on the Credit Facility with Macquarie (note 14) and finance costs related to the finance lease (note 15).

(v) In the year ended December 31, 2018, the Corporation retired assets with a cost of $127,017,000 and accumulated depreciation of $125,818,000.

12. Other Non-Current Financial Assets

	As at December 31,	As at December 31,
	2018	2017
	$	$
Investment in GoviEx Uranium Inc (“GoviEx”) (note 20)	1,079	2,108
Investment in Savary Gold Corp. (‘‘Savary Gold’’) (note 20)	1,450	—
Other	93	148
	2,622	2,256

In 2018, SEMAFO invested $1.8 million in Savary Gold. Please refer to note 20 for more details.

28

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

13. Trade Payables and Accrued Liabilities

	As at December 31,	As at December 31,
	2018	2017
	$	$
Trade payables	35,483	55,383
Royalties, development tax and withholding tax	7,056	3,965
Accrued expenses	21,366	13,372
	63,905	72,720

All payables are unsecured, non-interest bearing, incurred in the normal course of the Corporation’s business operations and are within the credit terms of each relevant supplier or service provider.

14. Long-Term Debt

Long-term debt consists of the following:

	As at December 31,	As at December 31,
	2018	2017
	$	$
Credit Facility (a)	120,000	120,000
Unamortized deferred transaction costs	(2,612)	(4,934)
Equipment financing (b)	181	491
Long-term debt, net of deferred transaction costs	117,569	115,557

Current portion	60,181	310
Non-current portion	57,388	115,247
	117,569	115,557

	As at December 31,	As at December 31,
	2018	2017
	$	$
Balance - beginning of period	115,557	57,036
New debt	—	60,000
Principal repayment	(310)	(310)
Deferred transaction costs	—	(2,979)
Amortization of transaction costs	2,322	1,810
Balance - end of year	117,569	115,557

(a) Credit Facility with Macquarie

As at December 31, 2018, the Credit Facility with Macquarie (“Credit Facility”) amounted to $120,000,000 and bore interest at a rate equal to LIBOR plus 4.75% per annum, principal repayable in eight equal quarterly installments of $15,000,000, the first principal repayment due March 31, 2019. The Credit Facility is secured by a pledge of all assets of SEMAFO Inc., which include SEMAFO (Barbados) Limited shares.

The Corporation is required to maintain an amount of $25,000,000 in a distinct account. This requirement will be lifted when the Corporation commences commercial production at its Boungou Mine and the Credit Facility amount has been lowered to $90,000,000. In addition, the Corporation is required to deposit $15,000,000 until the Credit Facility is less than or equal to $30,000,000; this amount was recorded as restricted cash (note 7).

29

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

14. Long-Term Debt

(a) Credit Facility with Macquarie

Following the commercial production at Boungou, different covenants started to be applied in line with the terms of the Credit Facility. The Credit Facility is subject to maintaining the minimum following consolidated covenants on a quarterly basis:

●   Current Ratio of greater than 1.20:1.00

●    Ratio of Net Debt to Trailing Two Quarter EBITDA of less than 5.00:1.00

As at December 31, 2018, all covenants were met.

The Corporation may prepay amounts outstanding under the Credit Facility in whole or in part, at any time, without penalty.

Background

i) Original terms

On March 3, 2015, the Corporation entered into a credit facility amounting to $90,000,000 (‘‘Original Credit Facility’’) with Macquarie. In consideration for the Original Credit Facility, the Corporation incurred financing fees amounting to $2,550,000, of which $1,200,000 was paid in cash and $1,350,000 in common shares of the Corporation. The Original Credit Facility bore interest at a rate equal to LIBOR plus 6.5% per annum, with the principal repayable initially in three equal annual installments. The first principal repayment of $30,000,000 was made on March 3, 2016.

ii) 2016 amendments

In 2016, the Corporation entered into two amendments to the Original Credit Facility, which consisted of an increase in available credit facility from $60,000,000 to $120,000,000 with the New Advance to be drawn by June 30, 2017. The interest rate was reduced to LIBOR plus 4.75% per annum, with the principal repayable in eight equal quarterly installments of $15,000,000, the first principal repayment starting March 31, 2019.

The Corporation incurred financing fees of $5,959,000 related to the New Advance of which $5,700,000 were settled in common shares of the Corporation and $259,000 were settled in cash. The financing fees of $5,959,000 were recorded proportionately against the amount drawn and will be amortized using the effective interest rate method. As at December 31, 2016, half of the financing fees, which represented $2,980,000, were classified as unamortized deferred transaction costs and the other half of $2,979,000 were capitalized in ‘‘other non-current assets’’ in the statement of financial position and were not subject to amortization since the New Advance had not been drawn.

All amendments were accounted for as a modification of debt.

iii) 2017 Drawdown

On June 20, 2017, the Corporation drew down the incremental $60,000,000 of the Credit Facility. The related financing fees of $2,979,000 capitalized in ‘‘other non-current assets’’ were reclassified as unamortized deferred transaction costs against the Credit Facility.

(b) Equipment financing

In May 2016, the Corporation purchased equipment, a portion of which was financed by the supplier for an initial amount of $930,000 (“Equipment Financing”). The Equipment Financing bears interest at a rate of 7.25% per annum. The interest and principal are payable in 36 monthly installments commencing in August 2016. As at December 31, 2018, the outstanding Equipment Financing amounted to $181,000.

30

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

15. Finance Leases

Finance lease liabilities consist of the following:

	As at December 31,	As at December 31,
	2018	2017
	$	$
Opening balance, finance leases	23,711	—
New debt obligations under finance leases (a) (b)	9,738	28,839
Mobilization payment during the year	(154)	(2,896)
Payments during the year	(5,331)	(2,232)
Ending balance, finance leases	27,964	23,711

Current portion	7,820	4,703
Non-current portion	20,144	19,008
	27,964	23,711

The future minimum lease payments with respect to the Corporation’s finance lease are as follows:

	Less than one year	Between one year and five years	Over 5 years	Total
	$	$	$	$
Minimum lease payments	7,820	19,764	380	27,964
Financial charges	1,734	1,890	7	3,631
	9,554	21,654	387	31,595

(a) 2018

In 2018, the Corporation entered into an agreement for the Boungou Mine, which included a finance lease component. In the second quarter of 2018, the Corporation recognized initially $3,033,000 as finance lease assets in property, plant and equipment, as part of ‘‘Mineral properties under development’’, with a corresponding amount as a financial lease obligation.

In 2018, the Corporation signed a mining services contract with African Underground Mining Services (“AUMS”) to provide turnkey mining services for the Siou underground development project. As a result, in 2018, leased assets were mobilized. In 2018, the Corporation recognized $6,705,000 as finance lease assets in property, plant and equipment, with a corresponding amount as a financial lease obligation.

(b) 2017

In July 2017, the Corporation entered into a mining services agreement (“Mining Agreement”) with African Mining Service Burkina Faso SARL (“AMS”) for the Boungou Mine. The Mining Agreement has an initial duration of five years and can be extended by the Corporation for the period, terms and conditions negotiated by both parties before the end of the Mining Agreement.

The mining services provided by AMS includes the extraction and haul of the ore and waste in a safe and efficient manner to ensure feed to the plant or designated stockpiles. AMS also provides a skilled labor force and the equipment needed to perform the mining services. The Corporation remains responsible for the mining plan.

Based on the substance of the Mining Agreement at the inception date, it was determined that it contained a finance lease with respect to the mining fleet. The Corporation recognized $28,839,000 as a finance lease asset and a corresponding amount as a finance lease obligation.

The implied finance costs on the liability were determined based on the Corporation’s incremental borrowing rate, which has been estimated at 7%.

31

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

16.	Provisions

	As at December 31,	As at December 31,
	2018	2017
	$	$
Current	3,051	3,069
Non-current	23,561	12,258
	26,612	15,327

	Asset retirement obligations	Other	Total
	$	$	$
As at January 1, 2017	7,650	3,758	11,408

Additional provisions	3,753	—	3,753

Variation due to accretion expense, exchange rate and provision used during the year	536	(370)	166

As at December 31, 2017	11,939	3,388	15,327

Additional provisions	10,599	—	10,599

Variation due to accretion expense, exchange rate and provision used during the year	915	(229)	686

As at December 31, 2018	23,453	3,159	26,612

Asset Retirement Obligations

The liability for asset retirement obligations as at December 31, 2018 was $23,453,000 (December 31, 2017: $11,939,000).

In the year ended December 31, 2018, the Corporation recognized additional asset retirement obligations of $10,599,000, of which $10,242,000 is specifically related to the Boungou Mine. In 2017, a study for asset retirement obligations of the Boungou Mine was conducted, resulting in an additional provision of $3,343,000.

The estimated undiscounted value of this liability was $37,287,000 (December 31, 2017 $18,389,000). These disbursements are expected to be made during the years 2019 to 2030.

In the year ended December 31, 2018, an accretion expense component of $916,000 (2017: $536,000) was charged to operations in “finance costs” to reflect an increase in the carrying amount of the asset retirement obligation which was determined using a weighted average discount rate of 7% (2017: 7%).

Other

a)

Other provisions include a special compensation arrangement of $310,000 as at December 31, 2018 (December 31, 2017: $539,000) made with the former President and Chief Executive Officer for which the undiscounted value of the special compensation arrangement was $325,000 (December 31, 2017: $573,000). The disbursements are expected to be made during the years 2019 to 2020.

b)

Other provisions also include various tax exposures amounting to $2,849,000 as at December 31, 2018 (December 31, 2017: $2,849,000). From time to time, the Corporation is subject to reviews of its income tax filings and other taxes and, in connection with such reviews, disputes can arise with the taxation authorities over the interpretation or application of certain rules to the Corporation’s business conducted in a given country. The Corporation is currently subject to various tax exposures which management estimates could range from nil to $3,000,000 (December 31, 2017: nil to $6,000,000). Management believes its current provision is sufficient to cover for significant tax exposures.

The inherent uncertainty regarding the outcome of these disputes means that the eventual resolution could differ from the accounting estimates and therefore could impact the Corporation’s financial position and results of operations.

32

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

17. Income Taxes

a) Deferred Income Tax

The movement in deferred income tax assets during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Operating losses carried forward	Unrealized foreign exchange losses	Total
Deferred tax assets	$	$	$

As at January 1, 2017	—	429	429
Charged to statement of (loss) income	—	(60)	(60)
Exchange differences	—	53	53
As at December 31, 2017	—	422	422
Credited to statement of (loss) income	33,293	948	34,241
Exchange differences	(1,324)	(44)	(1,368)

As at December 31, 2018	31,969	1,326	33,295

The movement in deferred income tax liabilities during the year, without taking into consideration the offsetting of balances within the same tax jurisdiction, is as follows:

	Inventories	Property, plant and equipment	Reserve	Investments in subsidiaries	Total
Deferred tax liabilities	$	$	$	$	$

As at January 1, 2017	(878)	(29,424)	(7)	(2,449)	(32,758)
Credited (charged) to statement of (loss) income	(106)	8,268	—	(3,365)	4,797
Exchange differences	(125)	(3,280)	—	—	(3,405)
As at December 31, 2017	(1,109)	(24,436)	(7)	(5,814)	(31,366)
Charged to statement of (loss) income	(775)	(43,356)	(96)	—	(44,227)
Exchange differences	71	2,676	3	—	2,750

As at December 31, 2018	(1,813)	(65,116)	(100)	(5,814)	(72,843)

The net operating losses carried forward and deductible temporary differences for which deferred tax assets have not been recognized amounted to $93,323,000 as at December 31, 2018 (2017: $93,009,000). Of these amounts, $14,762,000 (2017: $7,326,000 ) had no expiration date as at December 31, 2018 and $78,561,000 (2017: $85,683,000) in respect of losses and donations that can be carried forward against future taxable income will expire between 2019 and 2038.

In addition, the Corporation has $27,243,000 (2017: $26,644,000) of net capital losses carried forward for which deferred tax assets have not been recognized. Net capital losses can be carried forward indefinitely and can only be used against future taxable capital gains.

As at December 31, 2018, no deferred tax liabilities were recognized for temporary differences of $293,478,000 (2017: $281,372,000) related to investments in subsidiaries because SEMAFO controls whether the liability will be incurred and it is satisfied that it will not be incurred in the foreseable future.

33

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

17. Income Taxes (continued)

b) Income Tax Expense

	2018	2017
	$	$
Current tax
Current tax on profits for the year	2,136	4,174
Adjustments in respect of prior years	—	7
Total current tax	2,136	4,181

Deferred tax
Origination and reversal of temporary differences	9,986	(4,737)
Income tax expense (recovery)	12,122	(556)

The tax on the Corporation’s loss before income tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities as follows:

	2018	2017
	$	$
Income before income taxes	5,269	23,007
Canadian combined tax rate	26.70%	26.80%
Tax calculated at Canadian combined tax rate	1,407	6,166
Tax effects of:
Difference in tax rate of foreign subsidiaries	1,182	(2,093)
Unrecorded tax benefits	1,791	4,097
Depreciation subject to initial recognition exemption	1,531	—
Expenses (income) not deductible (taxable) for tax purposes	(1,062)	(3,650)
Non-deductible (taxable) capital losses (gains)	1,821	(717)
Adjustment in respect of prior years	(132)	52
Foreign exchange loss (gain) not materialized	(867)	(134)
Effect of currency translation on tax base	3,944	(8,809)
Other taxes included in income tax expense	2,134	4,199
Other	373	333
Income tax expense (recovery)	12,122	(556)

34

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

18. Share Capital

a) Authorized

The Corporation’s share capital consists of authorized:

•	Unlimited number of common shares without par value
•	Unlimited number of Class “A” preferred shares, no par value, non-voting, non-participating and redeemable at the option of the holder at a price of $0.23 (C$0.32) per share
•	Unlimited number of Class “B” preferred shares, no par value, non-voting, non-participating and redeemable at the option of the Corporation at a price of $0.09 (C$0.12) per share

b) Options

A total of 635,000 options were exercised during the year ended December 31, 2018, under both the Share Option Plan (the ‘‘Original Plan’’) and the 2010 Share Option Plan (the ‘‘2010 Plan’’) for a cash consideration of $861,000. An amount of $449,000 has been reclassified from contributed surplus to share capital. For the same period in 2017, a total of 142,000 options were exercised under both the Original Plan and the 2010 Plan for a cash consideration of $255,000. An amount of $137,000 was reclassified from contributed surplus to share capital.

19. Capital Risk Management

Capital is defined as shareholders of the Corporation plus long-term debt (Credit Facility):

	As at December 31,	As at December 31,
	2018	2017
	$	$
Long-term debt (Credit Facility)	117,388	115,066
Shareholders of the Corporation	720,682	729,480

	838,070	844,546

The Corporation’s capital risk management objectives are as to:

a)

Safeguard its ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders to maintain an optimal capital structure to enhance shareholders’ value in the long-term;

b)	Ensure sufficient capital is available to meet short-term business requirements and pursue the development of its mining projects and operations;
c)	Maintain an optimal capital structure and reduce the cost of capital; and
d)	Ensure sufficient capital for business development.

As a growing business, the Corporation requires extensive capital. The Corporation raises capital, as necessary, to meet its needs and take advantage of opportunities and, therefore, does not have a defined numeric target for its capital structure.

35

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

20. Financial Instruments

Measurement Categories

Financial assets and financial liabilities have been classified into categories that determine their basis of measurement and, for items measured at fair value, whether changes in fair value are recognized in the profit or loss or in OCI. These categories are financial assets at amortized cost, financial assets at FVOCI and financial liabilities at amortized cost. Starting January 1, 2018, equity investments are designated as financial assets at FVOCI. As at December 31, 2017, these equity investments were previously classified as available-for-sale financial assets.The following table shows the carrying values of assets and liabilities for each of these categories as at December 31, 2018 and December 31, 2017.

	As at December 31,	As at December 31,
	2018	2017
	$	$
Financial assets
Financial assets at amortized cost (loans and receivables in 2017)
Cash and cash equivalents	96,519	198,950
Restricted cash	25,340	23,237
Gold trade receivables	92	560
Advance receivable	2,970	3,760
Other receivables (excluding VAT)	1,258	1,018
Financial assets at FVOCI
Investment in GoviEx	1,079	n/a
Investment in Savary Gold	1,450	n/a
Other	776	n/a
Available-for-sale assets
Investment in GoviEx	n/a	2,108
Other	n/a	148
	129,484	229,781
Financial liabilities

Financial liabilities at amortized cost (other financial liabilities in 2017)
Trade payables and other financial liabilities	56,849	68,755
Long-term debt	117,569	115,557
Finance Leases	27,964	23,711
	202,382	208,023

Financial Risk Factors

a) Market

i.	Fair Value

Current financial assets and financial liabilities are valued at their carrying amounts, which are reasonable estimates of their fair value due to their near-term maturities; this includes cash and cash equivalents, gold trade receivables, other receivables (excluding VAT) and trade payables and other financial liabilities. The fair value of the advance receivable was estimated by discounting the future cash flows which approximates its carrying value. The fair value of restricted cash approximates its carrying amount. Long-term debt was accounted for at amortized cost, and its fair value approximates its carrying value.

The fair value hierarchy under which the Corporation’s financial instruments are valued is as follows:

•	Level 1 includes unadjusted quoted prices in active markets for identical assets or liabilities;

•	Level 2 includes inputs other than quoted prices included in Level 1 that are observable for the assets or liability, either directly or indirectly; and

•	Level 3 includes inputs for the asset or liability that are not based on observable market data.

36

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

20. Financial Instruments (continued)

Financial Risk Factors (continued)

a) Market (continued)

i.	Fair Value (continued)

The Corporation’s finance department is responsible for performing the valuation of financial instruments, including Level 3 fair values. The valuation process and results are reviewed and approved by management every quarter, in line with the Corporation’s quarterly reporting dates. Valuation results are discussed with the Audit Committee as part of its quarterly review of the Corporation’s financial statements. On the basis of its analysis of the nature, characteristics and risks of equity securities, the Corporation has determined that presenting them by type of investment is appropriate.

Advance Receivable

The advance receivable is measured at amortized cost using the effective interest rate method. As the information on fair value is disclosed for the advance receivable, it is classified as a Level 3 according to the Corporation’s fair value hierarchy. The valuation technique used is the income approach (discounted future cash flows) with an effective interest rate of 7% over a seven-year period. Interest income is recognized in the statement of (loss) income as part of “finance income”. The fair value as at December 31, 2018 was $2,970,000 (December 31, 2017: $3,760,000) and was not significantly different from its carrying amount.

Finance Lease

Finance leases are recognized at the lower of the fair value and the present value of minimum lease payments at inception of the leases. Their fair value approximates their carrying value.

Investment in GoviEx

The investment in GoviEx, a publicly traded mineral resources company focused on the exploration and development of uranium properties in Africa, is classified as financial assets at FVOCI. Its fair value is a recurring measurement.

The investment in GoviEx is a Level 1 in the fair value hierarchy. In accordance with the Corporation’s policy and using the last closing price observed on the TSX-V, the Corporation estimates its fair value to be $1,079,000 as at December 31, 2018 (December 31, 2017: $2,108,000).

Investment in Savary Gold

In February 2018, SEMAFO acquired 33,333,333 shares in Savary Gold for an amount of $1.6 million. Proceeds of the investment are being used to advance the Karankasso project. In December 2018, the Corporation acquired an additional 6,200,000 shares in Savary Gold and 3,100,000 warrants for an amount of $232,000.

Savary Gold is a Canadian exploration company, whose shares are traded on the TSX-V and has properties in Burkina Faso. The investment is Savary Gold is determined to be a Level 1 in the fair value hierarchy and its fair value is a recurring measurement. On initial recognition, the Corporation designated its investment in Savary Gold as a financial asset at FVOCI. In accordance with the Corporation’s policy and using the last closing price observed on the TSX-V, the Corporation estimates its fair value to be $1,450,000 as at December 31, 2018 (December 31, 2017: nil).

The warrants are determined to be a Level 3 in the fair value hierarchy and their fair value is a recurring measurement. It is classified as a financial asset at FVPL. The warrants are entitled to purchase 3,100,000 shares in Savary Gold prior to 5:00 pm on December 31, 2021 at an exercise price of $0.03 (C$0.05). In accordance with the Corporation’s policy and using the Black and Scholes model, the Corporation estimates that its fair value is not significant as at December 31, 2018.

For subsequent information on Savary Gold, please refer to note 31.

There were no transfers between Level 1, Level 2 and Level 3 during the year ended ended December 31, 2018.

Financial income from financial assets

Financial income of $2,283,000 in 2018 (2017: $3,294,000) is derived from the Corporation’s financial assets and is calculated using the effective interest method.

37

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

20. Financial Instruments (continued)

Financial Risk Factors (continued)

a) Market (continued)

ii.	Interest rate risk

Interest rate risk is the risk that the value of assets and liabilities will change when the related interest rates change.

The Corporation is exposed to interest rate risk primarily on its long-term debt and does not take any particular measures to protect itself against fluctuations in interest rates.

The long-term debt provides for an interest on the outstanding principal amount from the date of advance to the Corporation at a rate equal to LIBOR plus 4.75%. Related interest rates are based on market interest rates. A decrease in the LIBOR rate for the long-term debt of 1% would generate a decrease of $1,200,000 in net income and equity over a 12 months horizon based on the outstanding balances outstanding as at December 31, 2018. An increase in the LIBOR rate for the long-term debt of 1% would generate an increase of $1,200,000 in net income and equity over a 12 months horizon based on the outstanding balances outstanding as at December 31, 2018.

With the exception of its long-term debt, the Corporation’s current financial assets and financial liabilities are not significantly exposed to interest rate risk because either they are of a short-term nature or because they are non-interest bearing.

The Corporation’s advance receivable is non-interest bearing and therefore bears no interest rate risk.

iii.	Foreign Exchange Risk

The Corporation’s operations in Burkina Faso are subject to currency fluctuations and such fluctuations may materially affect its financial position and results. Gold is currently sold in US dollars. The majority of the costs of the Corporation are also in non-US dollars. The appreciation of non-US dollar currencies against the US dollar can increase the cost of exploration, construction and production in US dollar terms. The Corporation does not use derivatives to mitigate its exposure to foreign currency risk.

The Corporation’s currencies statement of financial position contains balances of cash and cash equivalents, restricted cash, gold trade receivables and other receivables, advance receivable, trade payables and other financial liabilities payable in currencies other than its functional currency. Accordingly, the Corporation is exposed to foreign exchange risk.

The balances in currencies are as follows as at December 31, 2018 and 2017:

	2018		2017
	CAD	EUR	CAD	EUR
Cash and cash equivalents	2,487	50,917	20,089	49,632
Restricted cash	802	8,422	1,078	6,056
Gold trade receivables and other receivables	—	1,419	21	572
Advance receivable	—	2,596	—	3,139
Trade payables and other financial liabilities	(3,061)	(37,044)	(1,861)	(34,238)
	228	26,310	19,327	25,161
US dollar equivalents	167	30,113	15,399	30,144

The FCFA currency is fixed against the Euro currency. The balance in Euro currency includes the balance in FCFA as the foreign exchange risk of both currencies is managed simultaneously.

Assuming that all other variables are constant, a 10% weakening of the Canadian dollar exchange rate would have generated a decrease of $15,000 in net income and equity for the year ended December 31, 2018 (2017: $1,399,000). A 10% strengthening of the Canadian dollar exchange rate would have generated an increase of $19,000 in net income and equity for the year ended December 31, 2018 (2017: $1,710,000). A weakening of 10% in the Euro exchange rate would have generated a decrease of $2,738,000 in net income and equity for the year ended December 31, 2018 (2017: $2,740,000). A strengthening of 10% in the Euro exchange rate would have generated an increase of $3,346,000 in net income and equity for the year ended December 31, 2018 (2017: $3,349,000).

38

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

20. Financial Instruments (continued)

Financial Risk Factors (continued)

a) Market (continued)

iv.	Equity Price Risk

The Corporation is exposed to equity price risk for equity investments at FVOCI (classified as available-for-sale financial asset in 2017). Equity price risk is the risk that the fair value of a financial instrument varies due to equity market changes. The Corporation’s quoted equity investments in GoviEx and in Savary Gold are exposed to equity price risk since their fair value is determined through the last closing share price on the TSX-V. As at December 31, 2018, a variation of 10% of the quoted equity investments in GoviEx and in Savary Gold would result in an estimated effect in the statement of comprehensive income and in equity of $253,000 (net of tax) for the year ended December 31, 2018 (December 31, 2017: $211,000).

b)	Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Financial instruments that potentially subject the Corporation to credit risk consist of cash and cash equivalents, restricted cash, gold trade receivables and other receivables and advance receivables. The Corporation offsets these risks by depositing its cash and cash equivalents, including restricted cash, with Canadian and international financial institutions with credit rating between AA- and B, and with banks in Africa, which have no credit rating. The Corporation only performs transactions with one counterparty for the sale of gold. The Corporation has receivables from the Government of Burkina Faso and receivables from a sales agent. With regard to advance receivable and other receivables, a credit analysis is performed on the counterparties assuring the risk to the Corporation as being minimal.

c)	Liquidity Risk

Liquidity risk is the risk that the Corporation will not be able to meet its obligations as they fall due. The following are the contractual maturities of financial liabilities as at December 31, 2018:

	Between 0 and 6 months $	Between 6 and 12 months $	Between 12 and 24 months $	Between 24 and 60 months $	Over 60 months $

Trade payables and other financial liabilities	56,251	563	35	—	—
Long-term debt including interest	34,165	32,967	62,673	—	—
Gross finance lease obligations	4,884	4,670	9,342	12,313	386

The Corporation’s growth is financed through a combination of cash on hand, cash flows from operations, the issuance of equity, long-term debt and finance lease obligation. One of management’s primary goals is to maintain an optimal level of liquidity through the active management of assets and liabilities, as well as cash flows.

Surplus cash held over and above the balance required for working capital management and other expected needs are invested in interest-bearing current accounts and bank deposits. Liquidity risk is considered minimal because the Corporation has surplus cash. As at December 31, 2018, the Corporation held cash comprising cash on hand and demand deposits amounting to $70,803,000 (2017: $78,849,000); and cash equivalents that are composed of bank deposits and money market investments of $25,716,000 (2017: $120,101,000).

39

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

21. Mining Operation Expenses

The following table details mining operation expenses by nature:

	2018 $	2017 $
Operating and maintenance supplies and services	95,555	89,638
Fuel	58,005	45,988
Employee benefits expenses	31,671	29,246
Reagents	13,992	11,019
Inventory change	2,698	(7,697)
Less: Production expenses capitalized as stripping cost	(51,105)	(44,615)

Total Production costs	150,816	123,579
Government royalties and development taxes	13,393	10,806

Mining Operation Expenses	164,209	134,385

22. General and Administrative

	2018 $	2017 $
Corporate expenses	13,005	11,474
Sites – Administrative	2,821	2,595

	15,826	14,069

23. Share-Based Compensation

The following table details the share unit plan liabilities:

	As at December 31,	As at December 31,
	2018 $	2017 $
Current	3,311	6,404
Non-current	2,263	3,138
	5,574	9,542

As at December 31, 2018, the total intrinsic value of share unit plan liabilities for which the counterparty’s right to cash had vested amounted to $3,311,000.

The following table provides the break down of the share-based compensation expense by type of share unit:

	2018 $	2017 $
RSU (b)	1,253	2,880
DSU (c)	36	248
PSU (d)	14	98

	1,303	3,226

40

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

23. Share-Based Compensation (continued)

The following table breaks down the share-based compensation expense (recovery) related to outstanding units and to the change in the fair value of share price:

	2018 $	2017 $
Expense related to outstanding units	3,130	4,061
Recovery related to change in the fair value of the share price	(1,827)	(835)

	1,303	3,226

a) Options

The Corporation has two share option plans for its employees, directors, officers and consultants and those of its subsidiaries; the Original Plan and the 2010 Plan. The Corporation’s shareholders adopted the 2010 Plan at the 2010 Annual General and Special Meeting of Shareholders. The 2010 Plan is similar to the Original Plan but provides, among other things, for a five-year option term instead of the 10-year option term provided under the Original Plan.

The option price is payable in full at the time the option is exercised. The options may be exercised during the option period determined by the Board of Directors, which may vary, but will not exceed 10 years from the date of grant under the Original Plan.

Since the adoption of the DSU Plan as defined in point c) of this note, no further option has been granted nor will be granted under the Original Plan and the 2010 Plan.

No new options were issued to directors of the Corporation during the year ended December 31, 2018 (2017: nil). For the year ended December 31, 2018, there is no share-based compensation expense recorded related to the share option plan (2017: nil).

The following table details the options granted to employees, directors, officers and consultants under the plans:

	2018				2017
(in thousands, except weighted	Number of options	Weighted average exercise price			Number of options	Weighted average exercise price
average exercise price)	(in thousands)	$			(in thousands)	$
Balance – beginning of year	2,151	2.48	(C$	3.11)	2,398	2.42	(C$3.25)
Expired	—	—		—	(105)	5.94	(C$7.45)
Forfeited	(200)	3.45	(C$	4.70)	—	—	—
Exercised	(635)	1.35	(C$	1.85)	(142)	1.80	(C$2.26)

Balance – end of year	1,316	2.59	(C$	3.52)	2,151	2.48	(C$3.11)

Options exercisable – end of year	1,316	2.59	(C$	3.52)	2,151	2.48	(C$3.11)

The following table sets forth the range of exercise prices for the options under the plans in 2018:

	Options outstanding and exercisable
(in thousands, except weighted average exercise price/option and average residual life span)	Options outstanding	Average residual life span		Weighted average exercise
Range of exercise prices	(in thousands)	(in years)	$ price/options
$ 1.03 (C$1.40) to $1.49 (C$2.03)	550	0.56	1.44	(C$	1.96)
$ 2.72 (C$3.71) to $3.45 (C$4.70)	616	0.84	3.31	(C$	4.51)
$ 3.83 (C$5.22) to $3.83 (C$5.22)	150	1.22	3.83	(C$	5.22)

	1,316	0.77	2.59	(C$	3.52)

41

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

23. Share-Based Compensation (continued)

b) RSU

Under the Corporation’s RSU Plan, RSUs can be granted to employees, directors, officers and consultants as part of their long-term compensation package, entitling them to receive payout in cash if the vesting conditions are met. Pursuant to the RSU Plan, the RSUs granted are scheduled for payout after three years provided that the applicable vesting conditions are met at the end of the performance cycle. The value of the payout is determined by multiplying the number of RSUs vested at the end of the performance cycle by the average closing price of the Corporation’s shares in the last five trading days prior to the end of said performance cycle.

The following table provides the activity for all RSUs for the years ended December 31, 2018 and 2017:

Number of RSUs
Outstanding as at January 1, 2017	4,483,000
Granted under the 2017 plan	968,000
Vested and paid	(1,678,000)
Forfeited	(31,000)

Outstanding as at December 31, 2017	3,742,000

Outstanding as at January 1, 2018	3,742,000
Granted under the 2018 plan	1,434,000
Vested and paid	(1,696,000)
Forfeited	(333,000)

Outstanding as at December 31, 2018	3,147,000

A total of 1,033,000 RSUs vested as at December 31, 2018, which was settled for a cash consideration of $2,194,000 in January 2019.

c) DSU

The DSU Plan is a non-dilutive long-term incentive plan in which employees, including senior management, directors and any other person designated by the Corporation, can participate. DSUs are payable in cash. Pursuant to the DSU Plan, after the participant ceases to sit on the Board or be employed or retained by the Corporation, a redemption date is proposed by the participant within the terms of the DSU plan (‘‘Redemption Date’’). The redemption value of each DSU held by the participant is determined by multiplying the number of DSUs credited to this participant by the average closing prices of the Corporation’s common shares in the last five trading days prior to the Redemption Date.

The following table provides the activity for all DSUs for the years ended December 31, 2018 and 2017:

Number of DSUs
Outstanding as at January 1, 2017	456,000
Granted	140,000

Outstanding as at December 31, 2017	596,000

Outstanding as at January 1, 2018	596,000
Granted	148,000

Paid	(180,000)

Outstanding as at December 31, 2018	564,000

42

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

23. Share-Based Compensation (continued)

d) PSU

The PSUs are granted under the RSU Plan. PSUs can be granted to employees, directors, officers and consultants as part of their long-term compensation package, entitling them to receive payout in cash if the vesting conditions are met. The PSUs granted are scheduled for payout after three years provided that the applicable vesting conditions are met at the end of the performance cycle. The performance criterion is based on the Corporation’s share price in comparison to a customized index regrouping peer companies. The value of the payout is determined by multiplying the number of PSUs vested at the end of the performance cycle by the average closing price of the Corporation’s shares in the last five trading days prior to the end of said performance cycle and adjusted by a performance payout multiplier between 0% and 150%.

Number of PSUs
Outstanding as at January 1, 2017	239,000
Granted	215,000
Outstanding as at December 31, 2017	454,000

Outstanding as at January 1, 2018	454,000
Granted	317,000

Forfeited	(298,000)

Outstanding as at December 31, 2018	473,000

24. Finance Costs

	2018	2017
	$	$
Interest on long-term debt	2,701	—
Accretion expense	933	553
Interest on finance lease liabilities	613	—
Amortization of deferred transaction costs	734	—
Other	741	756

	5,722	1,309

Capitalization of borrowing costs

Borrowing costs capitalized and excluded from the finance costs consisted of interest expense and amortization of deferred transaction costs on the credit facility with Macquarie and finance costs related to the finance lease.

Boungou project

In 2018, prior to commercial production being reached at the Boungou project, the amount of borrowing costs capitalized was $7,930,000 (2017: $8,492,000).

Siou underground development project

During the development period, the amount of borrowing costs capitalized for the year ended December 31, 2018 was $310,000 (2017: nil).

43

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

25. Non-Controlling Interests

	2018	2017
	$	$
Government of Burkina Faso – 10% in SEMAFO Boungou S.A.	1,763	471
Government of Burkina Faso – 10% in SEMAFO Burkina Faso S.A.	(424)	3,056
	1,339	3,527

26. Earnings per Share
	2018	2017
	$	$
(in thousands, except shares and per share amounts)
Net (loss) income for the year attributable to shareholders of the Corporation	(8,192)	20,036

Average weighted number of outstanding common shares – basic	325,478	324,894
Dilutive effect of options[1]	—	572
Weighted average number of outstanding common shares – diluted	325,478	325,466

Earnings per share	(0.03)	0.06
Diluted earnings per share[1]	(0.03)	0.06

[1]

When there is a net loss attributable to shareholders of the Corporation, diluted loss per share is calculated from the basic weighted average number of outstanding common shares because the effect of options is anti-dilutive.

44

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

27. Financial Commitments and Contingencies

Purchase Obligations

As at December 31, 2018, purchase commitments totalled $2,594,000.

Government Royalties

In Burkina Faso, all shipments at gold spot prices lower or equal to $1,000 per ounce are subject to a royalty rate of 3%, a 4% rate is applied to all shipments at gold spot prices between $1,000 and $1,300 per ounce, and a 5% royalty rate is applied to all shipments at a gold spot price greater than $1,300 per ounce.

For the year ended December 31, 2018, the Corporation was subject to royalty rates of 4% and 5% (2017: 4% and 5%), which were calculated using the retail market value of gold ounces sold at the time of shipment. For the year ended December 31, 2018, royalties amounting to $12,729,000 (2017: $10,806,000) were paid to the Government of Burkina Faso. This excludes any amounts paid during the construction of the Boungou Mine during 2018, which were capitalized in property, plant and equipment.

Community Development Tax

The Corporation is subject to a community development tax of 1% of its revenues at the Boungou Mine. For the year ended December 31, 2018, the community development tax at the Boungou Mine amounted $664,000 (2017: nil), which excludes any amounts paid during the construction of the Boungou Mine in 2018, which were capitalized in property, plant and equipment.

Net Smelter Royalty (“NSR”) and Net Profits Interest (‘‘NPI’’)

The Corporation is subject to an NSR from 1% to 1.5% on various exploration properties. The NSR comes into effect when the Corporation enters into commercial production. The Corporation is also subject to an NPI from 0.5% to 1% on various exploration properties.

Contingencies

Water Extraction Tax

On October 15, 2015, the Corporation received a water extraction tax invoice of $3,916,000 (2,244,166,000 FCFA). The Corporation is exempt from this tax under its mining agreement for the Mana Mine pursuant to fiscal stability clauses. As a result, no provision was recorded in the consolidated financial statements as at December 31, 2018. The Corporation is vigorously defending its position with the Water Agency.

Minimum Operating Lease Payments

In the normal course of business, the Corporation enters into contracts with a commitment to minimum operating lease payments. As at December 31, 2018, future minimum operating lease payments can be down broken as follows:

	Less than one year	Between one year and five years	Over five years	Total
	$	$	$	$
Office rental	258	1,111	892	2,261
Other operating lease contracts	4,127	2,374	—	6,501
	4,385	3,485	892	8,762

45

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

28. Financial Information Included in the Consolidated Statements of Cash Flows

a) Changes in Non-Cash Working Capital Items

	2018	2017
	$	$
Trade and other receivables	(5,947)	(4,755)
Income tax receivable	(3,204)	(3,186)
Inventories	(2,881)	(13,607)
Other current assets	(1,284)	(1,581)
Trade payables and accrued liabilities	15,622	3,488
Share unit plan liabilities	(5,271)	(5,218)
Provisions	686	166
Income tax payable	—	(5,422)
	(2,279)	(30,115)

b) Supplemental information on non-cash items

	2018	2017
	$	$
Depreciation of property, plant and equipment allocated to exploration and development costs	5,810	4,598
Depreciation of property, plant and equipment allocated to mineral properties under development	5,124	3,845
Net effect of depreciation of property, plant and equipment allocated to inventories	2,854	1,411
New asset retirement obligations allocated to property, plant and equipment	10,599	3,753
Mineral properties under development reclassified to inventories after commercial production of the Boungou Mine	11,067	—
Variation in accounts payables related to property, plant and equipment	(24,226)	27,057
Variation in finance lease obligations related to property, plant and equipment	9,527	29,050
Amortization of capitalized financing fees	1,588	1,810

c) Supplemental information on acquisitions of property, plant and equipment

	2018	2017
	$	$
Acquisitions of exploration and evaluation assets	(10,344)	(3,854)
Acquisitions of other property, plant and equipment	(188,396)	(197,492)
	(198,740)	(201,346)

46

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

29. Subsidiaries and Transactions with Non-Controlling Interests

Set out below is the Corporation’s summarized financial information for its subsidiaries, SEMAFO Boungou S.A. and SEMAFO Burkina Faso S.A. in Burkina Faso, which have material non-controlling interests. The amounts disclosed for subsidiaries are based on those included in the financial statements before inter-company eliminations.

SEMAFO Boungou S.A.

Summarized statement of financial position for SEMAFO Boungou S.A. before inter-company eliminations

	As at December 31,	As at December 31,
	2018	2017
	$	$
Non-controlling interest percentage	10%	10%

Current assets	55,214	22,379

Current liabilities
Other current liabilities	34,611	34,092
Current inter-company liabilities	259,142	192,906
Total current liabilities	293,753	226,998
	(238,539)	(204,619)
Non-current assets	298,270	231,684
Non-current liabilities	37,381	22,351
	260,889	209,333
Net assets	22,350	4,714

 Summarized statement of income for SEMAFO Boungou S.A. before inter-company eliminations

	2018	2017
	$	$

Revenue	66,966	—

Net income and comprehensive income	17,634	4,714

Net income attributable to non-controlling interest	1,763	471

Dividends paid to non-controlling interest	—	—

The accumulated non-controlling interest in SEMAFO Boungou S.A. was $2,234,000 as at December 31, 2018 (2017: $471,000).

 Summarized cash flows for SEMAFO Boungou S.A. before inter-company eliminations

	2018	2017
	$	$

Cash flows from operating activities	49,714	(777)

Cash flows from financing activities	60,689	131,545

Cash flows from investing activities	(111,469)	(113,669)

47

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

29. Subsidiaries and Transactions with Non-Controlling Interests (continued)

SEMAFO Burkina Faso S.A.

Summarized statement of financial position for SEMAFO Burkina Faso S.A. before inter-company eliminations

	As at	As at
	December 31,	December 31,
	2018	2017
	$	$
Non-controlling interest percentage	10%	10%

Current assets	238,001	233,871
Current liabilities	45,280	44,725
	192,721	189,146
Non-current assets	272,465	274,041
Non-current liabilities	46,371	40,123
	226,094	233,918
Net assets	418,815	423,064

Summarized statement of (loss) income for SEMAFO Burkina Faso S.A. before inter-company eliminations

	2018	2017
	$	$
Revenue	229,713	258,993
Net (loss) income and comprehensive (loss) income	(4,248)	30,564
Net (loss) income attributable to non-controlling interest	(424)	3,056
Dividends paid to non-controlling interest	—	—

The accumulated non-controlling interest in SEMAFO Burkina Faso S.A. was $30,187,000 as at December 31, 2018 (2017: $30,611,000).

Summarized cash flows for SEMAFO Burkina Faso S.A. before inter-company eliminations

	2018	2017
	$	$
Cash flows from operating activities	70,824	85,426
Cash flows from financing activities	1,966	(80,160)
Cash flows from investing activities	(66,065)	(69,145)

48

Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

30. Related Party Transactions

Key management includes directors, executive officers and management team members. The remuneration of key management personnel was as follows:

	2018 $	2017 $
Short-term employee benefits	3,353	2,988
Share-based compensation	927	2,229
	4,280	5,217

The Corporation provides termination and change of control benefits to key management members. Had all these individuals been terminated on December 31, 2018, the Corporation would have incurred a termination expense of approximately $6,395,000 (2017: $3,068,000).

31. Segmented Information

The Corporation is conducting exploration and production activities in Burkina Faso. The business segments presented reflect the management structure of the Corporation and the way in which the Corporation’s chief operating decision maker reviews business performance. The Corporation evaluates the performance of its operating segments primarily based on segment operating income, as defined below.

					2018

	Boungou, Burkina Faso	Mana, Burkina Faso	Other exploration	Corporate and other	Total

	$	$	$	$	$
Revenue – Gold sales	66,966	229,713	—	—	296,679
Mining operating expenses	21,902	142,307	—	—	164,209
Depreciation of property, plant and equipment	21,742	81,626	—	390	103,758
General and administrative	186	2,635	—	13,005	15,826
Corporate social responsibility expenses	331	931	—	—	1,262
Share-based compensation	—	—	—	1,303	1,303

Operating income (loss)	22,805	2,214	—	(14,698)	10,321

Property, plant and equipment	438,461	299,864	42,246	1,489	782,060
Total assets	496,769	425,700	44,162	67,644	1,034,275

					2017

	Boungou, Burkina Faso	Mana, Burkina Faso	Other exploration	Corporate and other	Total

	$	$	$	$	$
Revenue – Gold sales	—	258,993	—	—	258,993
Mining operating expenses	—	134,385	—	—	134,385
Depreciation of property, plant and equipment	—	94,357	—	365	94,722
General and administrative	—	2,595	—	11,474	14,069
Corporate social responsibility expenses	166	931	—	—	1,097
Share-based compensation	—	—	—	3,226	3,226

Operating income (loss)	(166)	26,725	—	(15,065)	11,494

Property, plant and equipment	367,382	302,831	31,580	1,548	703,341
Total assets	393,917	435,655	33,288	165,503	1,028,363

The Corporation’s revenue is derived from a refiner. The Corporation is not economically dependent on a limited number of customers for the sale of gold because gold can be sold through numerous commodity market traders worldwide.

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Notes to the Consolidated Financial Statements

(Expressed in US dollars except where otherwise indicated – amounts in tables are presented in thousands of US dollars)

32. Event After the Reporting Period

On February 11, 2019, SEMAFO announced it has entered into a non-binding letter of intent (the “LOI”) with Savary Gold contemplating the acquisition by SEMAFO of all of the outstanding common shares of Savary Gold (the “Savary Shares”) not already owned by SEMAFO (the “Proposed Transaction”).

Under the terms of the LOI, all of the issued and outstanding Savary Shares will be exchanged on the basis of 0.0336 SEMAFO common shares (each whole share, a “SEMAFO Share”) for each Savary Share (the “Exchange Ratio”). The Exchange Ratio implies consideration of C$0.10 per Savary Share, based on the closing price of the SEMAFO Shares on the Toronto Stock Exchange (“TSX”) on February 8, 2019. This represents a premium of 100% based on the closing price of Savary Shares on the TSX Venture Exchange on February 8, 2019. The Proposed Transaction value (excluding SEMAFO’s existing 15.5% equity interest) is approximately C$22.7 million on a fully diluted in-the-money basis, representing 2.2% dilution to SEMAFO shareholders. The LOI provides for exclusivity until March 11, 2019 to enter into definitive agreements. The execution of any definitive agreement(s) is conditional on, among other things, all of Savary Gold’s management, the members of its board of directors and certain key shareholders holding in the aggregate 29.3% of Savary Shares entering into support agreements concurrently with the definitive transaction agreements on the above terms.

50